Exhibit 99.1

MannKind Corporation Reports 2009 Fourth Quarter and Full Year Financial Results

- Conference Call to Begin Today at 5:00 PM EST -

VALENCIA, Calif.--(BUSINESS WIRE)--February 1, 2010--MannKind Corporation (Nasdaq: MNKD) today reported financial results for the fourth quarter and year ended December 31, 2009.

For the fourth quarter of 2009, total operating expenses were $55.8 million, compared to $81.8 million for the fourth quarter of 2008. Research and development (R&D) expenses were $43.1 million for the fourth quarter of 2009 compared to $68.8 million for the same quarter in 2008, a decrease of $25.7 million. This 37% decrease was primarily due to reduced costs associated with the clinical development of AFREZZA™ as the Company completed its pivotal AFREZZA trials in 2008, including decreased raw material purchases and clinical supplies costs, offset by a loss on disposal of fixed assets of $12.8 million. General and administrative (G&A) expenses decreased by $0.3 million to $12.7 million for the fourth quarter of 2009 compared to $13.0 million in the fourth quarter of 2008.

The net loss applicable to common stockholders for the fourth quarter of 2009 was $59.5 million, or $0.53 per share based on 112.9 million weighted average shares outstanding, compared with a net loss applicable to common stockholders of $83.3 million, or $0.82 per share based on 101.8 million weighted average shares outstanding for the fourth quarter of 2008. The number of common shares outstanding at December 31, 2009 was 113,025,291.

For the year ended December 31, 2009, total operating expenses were $209.8 million, compared with $305.8 million for 2008. R&D expenses were $156.3 million in 2009, compared to $250.4 million in 2008, a decrease of $94.1 million. The 38% decrease mainly reflects decreased clinical development program expenses of AFREZZA including decreased raw material purchases and clinical supplies costs. G&A expenses decreased by $1.9 million to $53.4 million for 2009 as compared to $55.3 million for 2008 primarily due to the nonrecurrence of costs associated with the purchase of patents during the first quarter of 2008 as well as decreased stock compensation expense in 2009, which were partially offset by increased professional fees, including those related to the insulin acquisition transaction with Pfizer Inc. during the second quarter of 2009.

The net loss applicable to common stockholders for 2009 was $220.1 million, or $2.07 per share based on 106.5 million weighted average shares outstanding, compared with a net loss applicable to common stockholders of $303.0 million, or $2.98 per share based on 101.6 million weighted averages shares outstanding for 2008.

Cash, cash equivalents and marketable securities were $32.5 million at December 31, 2009 and $46.5 million at December 31, 2008. Currently, the Company has $185.0 million of available borrowings under the loan agreement with an entity controlled by the Company’s principal stockholder.

Alfred Mann, Chairman and Chief Executive Officer, commented, “2009 was a good year for MannKind Corporation. We submitted a comprehensive new drug application to the FDA and worked with the agency throughout the year to facilitate their review. We brought our manufacturing facility through a successful pre-approval inspection by the FDA and received two Facility of the Year category awards from the International Society for Pharmaceutical Engineering, INTERPHEX, and Pharmaceutical Processing magazine. We also completed much of the technical and clinical bioequivalency studies necessary for a supplemental NDA for our next-generation inhaler, which we expect to submit to the FDA in the second quarter of this year.”

Conference Call

MannKind management will host a conference call to discuss these results today at 5:00 p.m. Eastern Time. To participate in the call please dial (888) 677-5721 or (210) 839-8507 and use the participant passcode: MANNKIND. To listen to the call via the Internet please visit http://www.mannkindcorp.com. The web site replay will be available for 14 days. A telephone replay will be accessible for approximately 14 days following completion of the call by dialing (866) 494-3185 or (203) 369-1752.

Presenting from the Company will be:

  Chairman and Chief Executive Officer Alfred Mann
  President and Chief Operating Officer Hakan Edstrom
  Corporate Vice President and Chief Financial Officer Matthew Pfeffer
  Corporate Vice President and Chief Scientific Officer Peter Richardson

About MannKind Corporation

MannKind Corporation (Nasdaq: MNKD) focuses on the discovery, development and commercialization of therapeutic products for patients with diseases such as diabetes and cancer. Its pipeline includes AFREZZA™ (formerly AFRESA®), MKC253, MKC1106-PP, and MKC1106-MT. MannKind has submitted an NDA to the FDA requesting approval of AFREZZA for the treatment of adults with type 1 or type 2 diabetes for the control of hyperglycemia. The other three programs are currently in Phase 1 clinical trials. MannKind maintains a website at http://www.mannkindcorp.com to which MannKind regularly posts copies of its press releases as well as additional information about MannKind. Interested persons can subscribe on the MannKind website to e-mail alerts that are sent automatically when MannKind issues press releases, files its reports with the Securities and Exchange Commission or posts certain other information to the website.

Forward-Looking Statements

This press release contains forward-looking statements, including statements related to the potential of the Company’s products, including AFREZZA, and our plans to submit a supplemental NDA in 2010, that involve risks and uncertainties. Words such as "believes", "anticipates", "plans", "expects", "intend", "will", "goal", "potential" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon the Company's current expectations. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks inherent in the progress, timing and results of clinical trials, difficulties or delays in seeking or obtaining regulatory approval, intellectual property matters and other risks detailed in MannKind's filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 2008 and periodic reports on Form 10-Q and Form 8-K. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and MannKind undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this press release.

MannKind Corporation (A Development Stage Company) Condensed Consolidated Statements of Operations (Unaudited) (In thousands, except per share amounts)

	Three months ended December 31,		Twelve months ended December 31,		Cumulative period from February 14, 1991 (date of inception) to December 31,
	2009	2008	2009	2008	2009

Revenue	$—	$—	$—	$20	$2,988
Operating expenses:
Research and development	43,100	68,777	156,331	250,442	1,153,813
General and administrative	12,719	12,978	53,447	55,343	299,289
In-process research and development costs	—	—	—	—	19,726
Goodwill impairment	—	—	—	—	151,428
Total operating expenses	55,819	81,755	209,778	305,785	1,624,256
Loss from operations	(55,819)	(81,755)	(209,778)	(305,765)	(1,621,268)
Other income (expense)	(451)	(55)	51	(62)	(1,892)
Interest expense on note payable to principal stockholder	(1,873)	(12)	(5,679)	(12)	(7,202)
Interest expense on senior convertible notes	(1,393)	(1,742)	(4,768)	(2,327)	(10,725)
Interest income	3	271	70	5,129	36,931
Loss before provision for income taxes	(59,533)	(83,293)	(220,104)	(303,037)	(1,604,156)
Income taxes	—	(2)	—	(2)	(26)
Net loss	(59,533)	(83,295)	(220,104)	(303,039)	(1,604,182)
Deemed dividend related to beneficial conversion feature of convertible preferred stock	—	—	—	—	(22,260)
Accretion on redeemable preferred stock	—	—	—	—	(952)
Net loss applicable to common stockholders	$(59,533)	$(83,295)	$(220,104)	$(303,039)	$(1,627,394)
Net loss per share applicable to common stockholders — basic and diluted	$(0.53)	$(0.82)	$(2.07)	$(2.98)
Shares used to compute basic and diluted net loss per share applicable to common stockholders	112,860	101,758	106,534	101,561

MannKind Corporation (A Development Stage Company) Condensed Consolidated Balance Sheet (Unaudited) (in thousands)

	December 31, 2009	December 31, 2008

Assets
Current assets:
Cash and cash equivalents	$30,019	$27,648
Marketable securities	2,475	18,844
State research and development credit exchange receivable — current	1,500	1,500
Prepaid expenses and other current assets	3,672	5,983
Total current assets	37,666	53,975
Property and equipment — net	208,229	226,436
State research and development credit exchange receivable — net of current portion	918	1,500
Other assets	584	548
Total	$247,397	$282,459

Liabilities and Stockholders’ Equity
Current liabilities	$ 28,853	$53,472
Senior convertible notes	112,765	112,253
Note payable to principal stockholder	165,000	30,000
Stockholders’ equity (deficit)	(59,221)	86,734
Total	$247,397	$282,459

CONTACT:
MannKind Corporation
Matthew J. Pfeffer
Chief Financial Officer
661-295-4784
mpfeffer@mannkindcorp.com